July 21, 2005 Contact: Release:	Steve Trager President and CEO Immediately

Republic Bancorp, Inc. Declares
Common Stock Dividends

LOUISVILLE, KY - Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, declared a cash dividend of $0.088 per share of Class A Common Stock and $0.08 per share on Class B Common Stock, payable October 21, 2005 to shareholders of record as of September 16, 2005.

Republic Bancorp, Inc. (Republic), has 33 banking centers, and is the parent company of: Republic Bank & Trust Company with 31 banking centers in 8 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Georgetown, Lexington, Louisville, Owensboro, and Shelbyville, with one under construction in Owensboro and Republic Bank & Trust Company of Indiana with 2 banking centers in Jeffersonville and New Albany, Indiana. Republic Bank & Trust Company operates “Republic Finance” (LPO) with two offices in Louisville, as well as Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic Bank offers internet banking at www.republicbank.com. Republic has approximately $2.6 billion in assets and over $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, KY, and Republic Class A Common Stock is listed under the symbol 'RBCAA' on the NASDAQ National Market System.